UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )   *

Forte Biosciences, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
34962G109
(Cusip Number)
July 31, 2023
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 35 Pages
Exhibit Index Found on 34

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 632,535 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 632,535 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 632,535 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 330,189 Shares for which Warrants currently are exercisable.  Excludes 446,490 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 2 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 854,112 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 854,112 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 854,112 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 445,854 Shares for which Warrants currently are exercisable.  Excludes 602,895 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 3 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 250,363 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 250,363 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,363 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 130,692 Shares for which Warrants currently are exercisable.  Excludes 176,724 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 4 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 99,993 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 99,993 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,993 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 52,197 Shares for which Warrants currently are exercisable.  Excludes 70,583 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 5 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 110,599 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 110,599 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,599 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 57,734 Shares for which Warrants currently are exercisable.  Excludes 78,068 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 6 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,438,167 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,438,167 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,438,167 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 750,736 Shares for which Warrants currently are exercisable.  Excludes 1,015,163 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 7 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 98,478 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 98,478 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,478 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 51,407 Shares for which Warrants currently are exercisable.  Excludes 69,514 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 8 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 303,389 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 303,389 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,389 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 158,372 Shares for which Warrants currently are exercisable.  Excludes 214,155 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 9 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,484,247 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,484,247 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,484,247 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 1,818,809 Shares for which Warrants currently are exercisable.  Excludes 2,459,437 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 10 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 110,599 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 110,599 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,599 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 57,734 Shares for which Warrants currently are exercisable.  Excludes 78,068 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 11 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 303,389 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 303,389 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,389 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

9 Includes 158,372 Shares for which Warrants currently are exercisable.  Excludes 214,155 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 12 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 13 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 14 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 15 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 16 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

14 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 17 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 18 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 19 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 20 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 21 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 22 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 23 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 24 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 25 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

23 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 26 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 27 of 35 Pages

13G
CUSIP No. 34962G109

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,810,455 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 4,650,773 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,977,181 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,787,636 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,787,636 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,787,636 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,977,181 Shares for which Warrants currently are exercisable.  Excludes 2,673,592 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 28 of 35 Pages

Preliminary Note:

As of the date of this report, the Farallon Funds hold an aggregate of: (i) 1,810,455 Shares; and (ii) 4,650,773 Class A Common Stock Purchase Warrants (the “Warrants”), each of which currently is exercisable, pursuant to the terms thereof, to purchase one Share.

The terms of the Warrants provide that Warrants may not be exercised if, after such exercise, the Reporting Persons would beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 9.9% of the Shares then issued and outstanding (the “Beneficial Ownership Limitation”).  As of the date hereof, the Beneficial Ownership Limitation permits the Farallon Funds to exercise Warrants for an aggregate of not more than 1,977,181 Shares.  In providing the beneficial ownership information set forth herein, the Reporting Persons have assumed that the aggregate remaining 2,673,592 Warrants held by the Farallon Funds are not exercisable due to the Beneficial Ownership Limitation.

Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.

Item 1. Issuer

(a) Name of Issuer:

Forte Biosciences, Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

3060 Pegasus Park Drive, Building 6
Dallas, Texas 75247

Item 2. Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 34962G109.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

The Farallon Funds

(i)
Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

(ii)
Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

(iii)
Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

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(iv)
Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

(v)
Four Crossings Institutional Partners, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

(vi)
Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants;

(vii)
Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants; and

(viii)
Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it and the Shares that it currently has the right to acquire upon the exercise of Warrants.

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(ix)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI and the Shares that each of the Farallon Funds other than F5MI currently has the right to acquire upon the exercise of Warrants.

The FCIP V General Partner

(x)
Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V and the Shares that FCIP V currently has the right to acquire upon the exercise of Warrants.

The F5MI General Partner

(xi)
Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI and the Shares that F5MI currently has the right to acquire upon the exercise of Warrants.

The Farallon Individual Reporting Persons

(xii)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds and the Shares that the Farallon Funds currently have the right to acquire upon the exercise of Warrants:  Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

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Dapice, Dreyfuss, Dunn, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4. Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares and Warrants reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds other than F5MI and all such Shares that the Farallon Funds other than F5MI currently have the right to acquire upon the exercise of Warrants.  The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares owned by FCIP V and all such Shares that FCIP V currently has the right to acquire upon the exercise of Warrants. The F5MI General Partner, as general partner of F5MI, may be deemed to be a beneficial owner of all such Shares owned by F5MI and all such Shares that F5MI currently has the right to acquire upon the exercise of Warrants.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds and all such Shares that the Farallon Funds currently have the right to acquire upon the exercise of Warrants.  Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

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Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

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SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2023

/s/ John R. Warren
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By John R. Warren, Managing Member

/s/ John R. Warren
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By John R. Warren, Manager

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Dunn, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes and Wehrly authorizing Warren to sign and file this Schedule 13G on his or her behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 33 of 35 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 34 of 35 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  August 10, 2023

/s/ John R. Warren
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By John R. Warren, Managing Member

/s/ John R. Warren
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By John R. Warren, Manager

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

Page 35 of 35 Pages